FOR IMMEDIATE RELEASE: CONTACT: JAMES E. HURLBUTT (847) 446-7500

STEPAN REPORTS HIGHER SECOND QUARTER AND FIRST HALF SALES AND EARNINGS

     NORTHFIELD, Illinois, July 31, 2007 -- Stepan Company (NYSE: SCL) today reported second quarter results for the period ended June 30, 2007.

SUMMARY
	Three Months Ended June 30				Six Months Ended June 30

($ in thousands)				%				%
	2007	2006	Change		2007	2006	Change

Net Sales	$336,156	$292,033	+	15	$649,160	$581,645	+	12

Net Income	4,737	3,077	+	54	10,424	6,126	+	70

Earnings per Diluted Share	$0.47	$0.31	+	52	$1.03	$0.62	+	66

SECOND QUARTER RESULTS

Net income for the quarter was $4.7 million, or $0.47 per diluted share, compared to $3.1 million, or $0.31 per diluted share, a year ago. Gross profit rose by $5.0 million, or 15 percent, due to a nine percent increase in volume. The surfactant and polymer segments both recorded improved gross profit on higher volumes.

Pretax income of $7.5 million was up $3.1 million, or 69 percent. Following is a reconciliation of pretax income excluding certain significant quarterly and year-to-date items.

	Three Months Ended June 30		Six Months Ended June 30

($ in thousands)	2007	2006	2007	2006
Reported Pretax Income	$7,459	$4,404	$15,539	$8,569
(Gain) on Sale of Product Line	(4,290)		(4,290)
Goodwill Impairment Charge	3,467		3,467
Deferred Compensation Expense	1,995	916	631	2,580
Pretax Income Excluding Significant Items	$8,631	$5,320	$15,347	$11,149

As previously reported, the Company sold its specialty ester personal care surfactant product line on April 30, 2007. The business represented approximately $15 million in annual net sales. The sale proceeds included cash plus the transfer to Stepan of a specialty agricultural surfactant product line. The Company contractually agreed to produce product for the buyer for up to one year. The $4.3 million pretax gain is net of costs associated with the manufacturing agreement, write-downs for equipment and inventory and severance charges.

The Company also recorded a non-cash goodwill impairment charge of $3.5 million. The Company tests its goodwill for impairment in the second quarter of each year in accordance with generally accepted accounting principles. The Company concluded that the entire goodwill related to its subsidiary in the United Kingdom was impaired as a result of lower discounted cash flow forecasts from the business.

Also affecting the quarter was deferred compensation expense of $2.0 million compared to $0.9 million of expense in the year ago quarter due to stock market appreciation. The accounting requirement for the Company’s deferred compensation plan results in expense when the price of Stepan Company stock or mutual funds held for the plan rise and income when they decline.

Net sales increased 15 percent during the quarter due to higher volume (9%), higher selling prices (4%) and the impact of foreign exchange (2%).

YEAR-TO-DATE RESULTS

Net income for the six month period was $10.4 million, or $1.03 per diluted share, compared to $6.1 million, or $0.62 per diluted share, last year. Gross profit increased $7.5 million, or 11 percent, due to improved surfactant and polymer sales volume. Pretax income rose $7.0 million (81 percent) due to improved operating results in all segments and lower deferred compensation expense. See discussion on the following page.

Year-to-date net sales increased 12 percent due to higher volume (9%), foreign exchange impact (2%) and selling prices (1%).

SEGMENT RESULTS

	Three Months Ended June 30				Six Months Ended June 30

($ in thousands)				%				%
	2007	2006	Change		2007	2006	Change

Net Sales
Surfactants	$242,765	$219,089	+	11	$479,241	$444,366	+ 8
Polymers	84,892	64,989	+	31	153,574	122,881	+	25
Specialty Products	8,499	7,955	+ 7		16,345	14,398	+	14

Total Net Sales	$336,156	$292,033	+	15	$649,160	$581,645	+	12

An eight percent surfactant sales volume improvement led to a $2.8 million (13 percent) improvement in surfactant gross profit, excluding the gain from the product line sale. Most of the volume and gross profit improvement occurred in North America across all product lines except for biodiesel, which experienced lower profitability. Higher raw material costs for biodiesel have led to lower profit margins. European surfactant volume and gross profit improved by 11 percent and 17 percent, respectively. The plant in France has changed from a five to a seven day a week operation creating increased capacity to accommodate higher sales demand. Excluding the $3.5 million U.K. goodwill impairment charge, European gross profit improved slightly. Latin America reported lower gross profit as Mexico experienced lower profit margins on fabric softener due to rising raw material costs and outsourcing costs as demand exceeded capacity. A new reactor in Mexico was placed into service during the quarter, which should eliminate outsourcing costs.

Polymer gross profit grew by $1.9 million (18 percent) driven by global polyol volume. A 51 percent increase in European polyol volume combined with margin improvement offset the decline in North America polyol profitability due to lower margins. The polyol joint venture in China had a small loss due to higher raw material costs. Volume in China grew by 29 percent.

Specialty products gross profit was relatively unchanged as improvement in food ingredient profitability was offset by weaker pharmaceutical profits.

OPERATING EXPENSES

	Three Months Ended June 30			Six Months Ended June 30

($ in thousands)			%				%
	2007	2006	Change	2007	2006	Change

Marketing	$9,109	$8,556	+ 6	$18,041	$16,998	+	6
Administrative – General	9,520	9,500		18,600	18,369	+	1
Administrative – Deferred
Compensation Obligations	1,995	916	NM	631	2,580	NM
Research, development
and technical service	7,954	7,313	+ 9	15,583	14,493	+	8

Total	$28,578	$26,285	+ 9	$52,855	$52,440	+	1

Excluding deferred compensation expense, operating expenses rose five percent for both the three and six month periods. Higher marketing and research costs were largely attributable to salary and benefit costs.

OTHER INCOME AND EXPENSE

Interest expense grew by 15 percent due to higher average debt levels brought about by higher working capital requirements. Working capital requirements have grown due to improved sales volume and the impact of rising raw material costs. The loss from our equity in the Philippine joint venture increased slightly. The Philippine fabric softener product line continues to improve in profitability, while commodity laundry products are generating a loss.

PROVISION FOR INCOME TAXES

The effective tax rate rose to 37.6 percent for the quarter compared to 30.7 percent a year ago. The increase in the effective tax rate was primarily due to the recording of Stepan U.K. goodwill impairment for which no tax benefit was realized. This was partially offset by a reduction in the tax provision attributable to the recognition of German tax loss carryforward benefits.

OUTLOOK

“Global polyol and North American surfactants should continue to drive profit improvement in the second half,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. “We have taken steps to improve our profitability going forward. The sale of the personal care ester product line will lead to improved results from our Maywood, New Jersey plant. Last year’s downsizing and anticipated volume growth should improve profits in Europe. In July, we negotiated a new labor agreement for Millsdale, our largest manufacturing site, which includes freezing the current defined benefit plan and replacing it with a defined contribution plan. This change is consistent with those implemented in 2006 for most of the U.S. workforce. One time costs associated with the retirement plan changes, estimated to be $1.4 million pretax, will be incurred in the third quarter. Plans to expand biodiesel capacity are on hold,” said Mr. Stepan.

“We have recently introduced several new technologies to the market, including our next generation polyol, which should favorably impact earnings in 2008. For the current year, we are on track to deliver significant earnings improvement over 2006,” said Mr. Stepan.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the second quarter results at 2:00 p.m. Eastern Daylight Time on August 1, 2007. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

* * * * * table follows

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

STEPAN COMPANY
Statements of Income
For the Three and Six Months Ended June 30, 2007 and 2006
(Unaudited – 000’s Omitted)

	Three Months Ended				Six Months Ended
		June 30				June 30

				%				%
	2007	2006	Change		2007	2006	Change

Net Sales	$336,156	$292,033	+	15	$649,160	$581,645	+	12
Cost of Sales	297,882	258,789	+	15	576,077	516,067	+	12
Gross Profit	38,274	33,244	+	15	73,083	65,578	+	11

Operating Expenses:
Marketing	9,109	8,556	+	6	18,041	16,998	+	6
Administrative	11,515	10,416	+	11	19,231	20,949	-	8
Research, development
and technical services	7,954	7,313	+	9	15,583	14,493	+	8
	28,578	26,285	+	9	52,855	52,440	+	1

Gain on sale of product line	(4,290)		+	-	(4,290)		+	-
Goodwill Impairment Charge	3,467		+	-	3,467		+	-

Operating Income	10,519	6,959	+	51	21,051	13,138	+	60
Other Income (Expense):
Interest, net	(2,515)	(2,179)	+	15	(4,823)	(4,240)	+	14
Loss from equity in Joint Venture	(10)	(8)	+	25	(136)	(103)	+	32
Other, net	(535)	(368)	+	45	(553)	(226)	+	145
	(3,060)	(2,555)	+	20	(5,512)	(4,569)	+	21

Income Before Income Taxes
and Minority Interest	7,459	4,404	+	69	15,539	8,569	+	81

Provision for Income Taxes	2,805	1,352	+	107	5,199	2,518	+	106

Minority Interest	(83)	(25)	+	232	(84)	(75)	+	12

Net Income	$4,737	$3,077	+	54	$10,424	$6,126	+	70

Net Income Per Common Share
Basic	$0.49	$0.32	+	53	$1.08	$0.63	+	71
Diluted	$0.47	$0.31	+	52	$1.03	$0.62	+	66

Shares Used to Compute Net
Income Per Common Share
Basic	9,304	9,124	+	2	9,298	9,085	+	2
Diluted	10,085	9,957	+	1	10,079	9,886	+	2